Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE dated as of this 1st day of January, 2018 is by and between BP BAY COLONY LLC, a Delaware limited liability company (“Landlord”), and AMAG PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated June 10, 2013 (the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 32,217 square feet of rentable floor area (the “Rentable Floor Area of the Original Premises”) located on the third (3rd) floor of the building (the “Building”) known as and numbered Bay Colony Corporate Center, 1100 Winter Street, Waltham, Massachusetts (referred to herein as the “Original Premises”).

By First Amendment to Lease dated as of March 24, 2015 (the “First Amendment”), Landlord and Tenant (i) increased the size of the Premises by adding thereto an additional 5,934 square feet of rentable floor area (the “Rentable Floor Area of the First Additional Premises”) located on the third (3rd) floor of the North Wing of the Building, which space is shown on Exhibit A attached to the First Amendment (the “First Additional Premises”) and (ii) extended the Term of the Lease for a period of one (1) year, upon all of the same terms and conditions contained in the Lease except as otherwise provided in the First Amendment.

By Second Amendment to Lease dated as of November 3, 2015 (the “Second Amendment”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord, on a temporary basis which expired on April 30, 2016, certain premises containing 6,452 square feet of rentable floor area on the second (2nd) floor of the Building, which space is shown on Exhibit A attached to the Second Amendment (the “Temporary Premises”), upon all of the same terms and conditions set forth in the Lease except as otherwise provided in the Second Amendment.

By Third Amendment to Lease dated as of December 7, 2015 (the “Third Amendment”), Landlord and Tenant (i) increased the size of the Premises by adding thereto an additional 21,154 square feet of rentable floor area (the “Rentable Floor Area of the Second Additional Premises”) located on the second (2nd) floor of the Building, which space is shown on Exhibit A attached to the Third Amendment (the “Second Additional Premises” and together with the Original Premises and the First Additional Premises, the “Existing Premises”), (ii) modified the Temporary Premises Termination Date (as defined in the Second Amendment) and (iii) extended the Term of the Lease for a period of five (5) years from the Second Additional Premises Commencement Date (as defined in the Third Amendment), upon all of the same terms and conditions contained in the Lease except as otherwise provided in the Third Amendment. The Rentable Floor Area of the Original Premises, together with the Rentable Floor Area of the First Additional Premises, and the Rentable Floor Area of the Second Additional Premises contain 59,305 square feet of rentable floor area (collectively referred to herein as the “Rentable Floor Area of the Existing Premises”).

Exhibit 10.1

By License Agreement dated as of February 17, 2017 (the “License Agreement”), Tenant did license from Landlord certain premises consisting of approximately 6,452 square feet of rentable floor area (the “Rentable Floor Area of the Third Additional Premises”) located on the second (2nd) floor of the Building, which space is shown as the “Third Additional Premises” on the plan attached hereto as Exhibit A and incorporated by reference herein (referred to in the License Agreement as the “Licensed Premises” and hereinafter referred to as the “Third Additional Premises”), for a term commencing on February 27, 2017 and expiring on December 31, 2017 (the “License Term”).

Landlord and Tenant have agreed, upon the expiration of the License Term, to increase the size of the Premises by adding the Third Additional Premises thereto upon all of the same terms and conditions contained in the Lease except as otherwise provided in this Fourth Amendment to Lease (the “Fourth Amendment”).

Landlord and Tenant are entering into this instrument to set forth said leasing of the Third Additional Premises and to otherwise amend the Lease as set forth herein.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.Incorporation of Third Additional Premises. Effective as of January 1, 2018 (the “Third Additional Premises Commencement Date”), the Third Additional Premises shall constitute a part of the Tenant’s Premises demised to Tenant under the Lease, so that the “Tenant’s Premises” and, by definition the “Premises” (as defined in Sections 1.1 and 2.1 of the Lease), shall include both the Existing Premises and the Third Additional Premises.

2.Term. The Term of the Lease for the Existing Premises and the Third Additional Premises shall be coterminous. Accordingly, the extension option contained in Section 9.18 of the Lease (as amended by Section 2 of the First Amendment and as further amended by Section 2 of the Third Amendment) shall apply to the Existing Premises and the Third Additional Premises collectively and not to either such space independently.

3.Annual Fixed Rent.

(A)    Annual Fixed Rent for the Existing Premises through the Second Extended Term shall continue to be payable as set forth in the Lease.

(B)    From and after April 1, 2018 (the “Third Additional Premises Rent Commencement Date”) through the Second Extended Term, Annual Fixed Rent for the Third Additional Premises shall be payable at the annual rate of $248,402.00 (being the product of (i) $38.50, and (ii) the Rentable Floor Area of the Third Additional Premises (being 6,452 square feet)).

Exhibit 10.1

(C)    During the Third Extended Term (if exercised), Annual Fixed Rent for the Premises (i.e., the Exiting Premises and the Third Additional Premises) shall be determined as provided in Section 9.18 of the Lease (as amended).

4.Operating Expenses.

(A)     From and after the Third Additional Premises Commencement Date, for the purposes of computing Tenant’s payments for Operating Expenses Allocable to the Premises pursuant to Section 2.6 of the Lease with respect to the Third Additional Premises, the following is hereby added to the definition of “Base Operating Expenses” contained in Section 1.1 of the Lease:

“Base Operating Expenses:
With respect to the Third Additional Premises only, Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2018, being the period from January 1, 2018 through December 31, 2018.”

The definition of Base Operating Expenses shall remain unchanged with respect to the Existing Premises.

(B)    Further, for purposes of determining and calculating Tenant’s payments for Operating Expenses Allocable to the Premises pursuant to Section 2.6 of the Lease respecting the Third Additional Premises, (i) all references in Section 2.6 of the Lease to the “Premises” shall be deemed to be references to the Third Additional Premises, (ii) all references in Section 2.6 of the Lease to the “Rentable Floor Area of the Premises” shall be deemed to be references to the Rentable Floor Area of the Third Additional Premises, and (iii) in the definitions of “Operating Expenses Allocable to the Premises” and “Base Operating Expenses Allocable to the Premises,” the references to the “Rentable Floor Area of the Premises” shall be deemed to be references to the Rentable Floor Area of the Third Additional Premises.

5.Taxes.

(A)    From and after the Third Additional Premises Commencement Date, for the purposes of computing Tenant’s payments for Landlord’s Tax Expenses Allocable to the Premises pursuant to Section 2.7 of the Lease with respect to the Third Additional Premises, the following is hereby added to the definition of “Base Taxes” contained in Section 1.1 of the Lease:

“Base Taxes:	With respect to the Third Additional Premises only, Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for fiscal year 2019, being the period from July 1, 2018 through June 30, 2019.”

Exhibit 10.1

The definition of Base Taxes shall remain unchanged with respect to the Existing Premises.

(B)    Further, for purposes of determining and calculating the Tenant’s obligations to make payment for Landlord’s Tax Expenses Allocable to the Premises pursuant to Section 2.7 of the Lease respecting the Third Additional Premises, (i) all references in Section 2.7 of the Lease to the “Premises” shall be deemed to be references to the Third Additional Premises, (ii) all references in Section 2.7 to the “Rentable Floor Area of the Premises” shall be deemed to be references to the Rentable Floor Area of the Third Additional Premises, and (iii) in the definitions of “Landlord’s Tax Expenses Allocable to the Premises” and “Base Taxes Allocable to the Premises,” the references to the “Rentable Floor Area of the Premises” shall be deemed to be references to the Rentable Floor Area of the Third Amendment Premises.

6.Parking. Effective as of the Third Additional Premises Commencement Date, the definition of “Number of Parking Privileges” contained in Section 1.1 of the Lease shall be deleted in its entirety and the following shall be substituted therefor:

“Number of Parking Privileges:	One hundred and ninety-eight (198) (being three (3) spaces per 1,000 square feet of Rentable Floor Area of the Premises).”

7.Condition of the Third Additional Premises. The condition of the Third Additional Premises upon the Third Additional Premises Commencement Date along with any work to be performed by either Landlord or Tenant shall be as set forth in the Third Additional Premises Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

8.Tenant’s Expansion Option. On the conditions (any one or more of which Landlord may waive, at its election, by written notice to Tenant at any time) that at the time of Tenant’s delivery of the Expansion Notice (as hereinafter defined) (i) there exists no Event of Default, (ii) the Lease is still in full force and effect, and (iii) Tenant has neither assigned the Lease nor sublet more than thirty-three percent (33%) of the Rentable Floor Area of the Premises for all or substantially all of the remainder of the Term of the Lease (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.4 of the Lease), Tenant shall have the one-time option to lease the space on the second (2nd) floor of the Building that is identified as the “Expansion Premises” on the plan attached hereto as Exhibit A and incorporated by reference herein (the “Expansion Premises”) on and subject to the terms and provisions herein set forth. The Expansion Premises contain approximately 3,434 square feet of rentable floor area (the “Rentable Floor Area of the Expansion Premises”).

(A)Exercise of Rights to the Expansion Premises. Tenant may exercise its option to lease the Expansion Premises by giving written notice (the “Expansion Notice”) to Landlord not later than April 30, 2018, time being of the essence, of its election to exercise its expansion option for the Expansion Premises. If Tenant fails timely to give such notice, then Tenant shall have no further right to lease the Expansion Premises, time being of the essence of this Section 8. Upon the timely giving of such notice, Landlord shall lease and

Exhibit 10.1

demise to Tenant, and Tenant shall hire and take from Landlord, the Expansion Premises, without the need for further act or deed by either party, for the term and upon all of the same terms and conditions of this Lease (except as hereinafter set forth in this Section 8) and the Expansion Premises shall become part of the Premises commencing on the Expansion Premises Commencement Date (as hereinafter defined) and continuing for the duration of the Lease Term (as the same may be extended).

(B)Lease Provisions Applicable to the Expansion Premises. The leasing to Tenant of the Expansion Premises shall be upon all the same terms and conditions of the Lease applicable to the Third Additional Premises (including, without limitation, the annual rate of Annual Fixed Rent, the Base Operating Expenses, and the Base Taxes applicable to the Third Additional Premises as set forth in this Fourth Amendment) except as follows:

i.    Expansion Premises Commencement Date. If Tenant timely gives Landlord the Expansion Notice, then Landlord shall deliver the Expansion Premises to Tenant on the first (1st) business day immediately following the date of the Expansion Notice (the “Expansion Premises Commencement Date”), and the Expansion Premises shall be added to and become part of the Premises as of the Expansion Premises Commencement Date.

ii.    Expansion Premises Rent Commencement Date. The date on which Tenant’s obligation to pay Annual Fixed Rent in respect of the Expansion Premises shall commence shall be the earlier to occur of (a) the date that is ninety (90) days following the Expansion Premises Commencement Date, and (b) the date Tenant commences occupancy of any portion of the Expansion Premises for the conduct of business.

iii.    Term. The Term of the Lease with respect to the Expansion Premises shall be coterminous with the remainder of the Premises (i.e., the Existing Premises and the Third Additional Premises). Accordingly, the extension option contained in Section 9.18 of the Lease (as amended by Section 2 of the First Amendment and as further amended by Section 2 of the Third Amendment) shall apply to the Existing Premises, the Third Additional Premises, and the Expansion Premises collectively and not to any such space or spaces independently.

iv.    Condition of the Expansion Premises. Tenant shall accept the Expansion Premises in their then as-is condition (i.e., as of the Expansion Premises Commencement Date) without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto; provided, however, that Landlord shall deliver the Expansion Premises to Tenant broom clean and free of all tenants, occupants and personal property and with all Building systems serving the Expansion Premises in good working order. For the avoidance of doubt, at the expiration or earlier termination of this Lease, Tenant shall not be required to remove any telecommunications cabling or wiring existing in the Expansion Premises as of the Expansion Premises Commencement Date. Tenant, at

Exhibit 10.1

its sole cost and expense, shall perform all work necessary to prepare the Expansion Premises for Tenant’s occupancy in accordance with the terms and conditions set forth on Exhibit B-1 attached hereto except as the same is hereinafter amended, solely as Exhibit B-1 pertains to the Expansion Premises:

1.    All references in Exhibit B-1 to (i) the “Third Additional Premises” shall be replaced with the “Expansion Premises”; (ii) the “Tenant’s Third Additional Premises Work” shall be replaced with the “Tenant’s Expansion Premises Work”; and (iii) the “Tenant’s Third Additional Premises Plans” shall be replaced with the “Tenant’s Expansion Premises Plans; and

2.    All references in Section 1.3(iv) of Exhibit B-1 to (i) the “Rentable Floor Area of the Third Additional Premises” shall be replaced with the “Rentable Floor Area of the Expansion Premises”, and (ii) the “Tenant Third Additional Premises Allowance” shall be replaced with the “Tenant Expansion Premises Allowance.”

For the avoidance of doubt, the reference in Section 1.3(iv) of Exhibit B-1 to “March 31, 2019” shall remain unchanged.

(C)Amendment. Notwithstanding the fact that Tenant’s exercise of the above-described expansion option shall be self-executing as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of Expansion Premises to the Premises on the terms and conditions set forth in this Section 8.

9.Brokerage.

(A)    Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Fourth Amendment except Colliers International (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with any brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)    Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Fourth Amendment, other than the Broker, and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

10.Capitalized Terms. Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

Exhibit 10.1

11.Ratification. Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as amended by the First Amendment, the Second Amendment, Third Amendment and as herein amended.

12.Authority. Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Fourth Amendment and that the person signing this Fourth Amendment on its behalf has been duly authorized to do so.

13.Electronic Signatures. The parties acknowledge and agree that this Fourth Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[Signatures on Following Page]

Exhibit 10.1

EXECUTED as of the date and year first above written.

LANDLORD:

WITNESS: /s/ Patrick Kimble
BP BAY COLONY LLC, a Delaware limited liability company

BY: BP BAY COLONY HOLDINGS LLC, a Delaware limited liability company, its sole member

BY: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its member

BY: BOSTON PROPERTIES, INC., a Delaware corporation, its general partner

By:	/s/ Bryan J. Koop
Name:	Bryan J. Koop
Title:	Executive Vice President

TENANT:
WITNESS:
/s/ Chantal Sarmanoukian	AMAG PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Edward Myles
Name:	Edward Myles
Title:	EVP & CFO

Exhibit 10.1

EXHIBIT A

Floor Plan - Third Additional Premises and Expansion Premises

1100 Winter Street
2nd Floor

Expansion Premises
Third Additional Premises

bxp Boston Properties

Exhibit 10.1

EXHIBIT B-1

Third Additional Premises Work Agreement

1.1    Tenant’s Work
(A)    Tenant shall accept the Third Additional Premises in their as-is condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto. Tenant, at its sole cost and expense, shall perform all work necessary to prepare the Third Additional Premises for Tenant’s occupancy in accordance with plans and specifications prepared by an architect, licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord, such plans and specifications to be subject to the reasonable approval of the Landlord. Tenant shall submit to Landlord a detailed floor plan layout together with working drawings (the “Tenant’s Submission”) for work to be performed by Tenant to prepare the Third Additional Premises for Tenant’s occupancy (“Tenant’s Third Additional Premises Work”). Such floor plan layout and working drawings (the “Third Additional Premises Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-2 attached hereto and made a part hereof. Provided that the Third Additional Premises Plans contain at least the information required by, and conform to the requirements of, said Exhibit B-2, Landlord’s approval of the Third Additional Premises Plans shall not be unreasonably withheld, conditioned or delayed, and if Landlord does not require third-party review of such Third Additional Premises Plans, Landlord shall respond within fourteen (14) days after Tenant has submitted the Third Additional Premises Plans to Landlord; however, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes which are visible outside the Premises shall be in Landlord’s sole discretion. If Landlord disapproves of any Third Additional Premises Plans, then Tenant shall promptly have the Third Additional Premises Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord no later than seven (7) days after Landlord has submitted to Tenant its objections and conditions. Such process shall be followed until the Third Additional Premises Plans shall have been approved by the Landlord without objection or condition.

(B)    Once the Third Additional Premises Plans have been approved by Landlord, Tenant, at its sole cost and expense, shall promptly, and with all due diligence, perform Tenant’s Third Additional Premises Work as set forth on the Third Additional Premises Plans, and, in connection therewith, the Tenant shall obtain all necessary governmental permits and approvals for Tenant’s Third Additional Premises Work. All of Tenant’s Third Additional Premises Work shall be performed strictly in accordance with the Third Additional Premises Plans and in accordance with applicable Legal Requirements (as defined in Section 1.3 of the Lease) and Insurance Requirements (as defined in Section 5.12 of the Lease). Tenant shall have Tenant’s Third Additional Premises Work performed by contractors, reasonably approved by Landlord, which contractors shall provide to Landlord such insurance as required by Section 8.14 of the Lease. Landlord shall have the right to provide such rules and regulations relative to the performance of Tenant’s Third Additional Premises Work and

Exhibit 10.1

any other work which the Tenant may perform under the Lease and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services; provided, however, in the event of a conflict between such rules and regulations and the terms of the Lease, the terms of the Lease shall govern. It shall be Tenant’s obligation to obtain a certificate of occupancy or other like governmental approval for the use and occupancy of the Third Additional Premises to the extent required by law, and Tenant shall not occupy any portion of the Third Additional Premises for the conduct of business until and unless it has obtained such approval (to the extent required by law) and has submitted to Landlord a copy of the same together with waivers of lien from all of Tenant’s contractors in form adequate for recording purposes. Tenant shall also prepare and submit to Landlord promptly after Tenant’s Third Additional Premises Work is substantially complete a set of as-built plans in both print and electronic forms showing the work performed by Tenant to the Third Additional Premises including, without limitation, any wiring or cabling installed by Tenant or Tenant’s contractor for Tenant’s computer, telephone and other communication systems.

1.2    Quality and Performance of Work
All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and all Insurance Requirements. All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Landlord may inspect Tenant’s Third Additional Premises Work at reasonable times and shall promptly give notice of observed defects. Landlord authorizes Tenant to rely in connection with design and construction upon approval and other actions on Landlord’s behalf by Landlord’s Construction Representative named herein or any person hereinafter designated in substitution or addition by notice to the Tenant. Landlord hereby designates Kara Must as its Construction Representative. Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any Tenant Third Additional Premises Work, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any work.

1.3    Special Allowance
Landlord shall provide to Tenant a special allowance in an amount equal to the product of (x) $15.00 and (y) the Rentable Floor Area of the Third Additional Premises (the “Tenant Third Additional Premises Allowance”). The Tenant Third Additional Premises Allowance shall be used and applied by Tenant solely on account of the cost of Tenant’s Third Additional Premises Work. Provided that the Tenant (i) has completed all of such Tenant’s Third Additional Premises Work in accordance with the terms of this Fourth Amendment, has paid for all of such Tenant’s Third Additional Premises Work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work, in the recordable forms attached to the Third Amendment as Exhibit E, (ii) has delivered to Landlord its certificate specifying the cost of such Tenant’s Third Additional

Exhibit 10.1

Premises Work and all contractors, subcontractors and suppliers involved with Tenant’s Third Additional Premises Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iii) has delivered to Landlord a final set of record drawings for Tenant’s Third Additional Premises Work, (iv) has satisfied the requirements of (i) through (iii) above and made request for such payment on or before March 31, 2019, (v) is not otherwise in default under the Lease beyond any applicable notice and cure period, and (vi) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building or the Site arising out of Tenant’s Third Additional Premises Work or any litigation in which Tenant is a party, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant the lesser of the amount of such costs so certified or the amount of the Tenant Third Additional Premises Allowance. For the purposes hereof, the cost to be so reimbursed by Landlord shall include the cost of leasehold improvements, but not the cost of any of Tenant’s personal property, trade fixtures or trade equipment or any so-called soft costs for architectural or engineering fees or for telecommunications and AV wiring above the Soft Costs Cap (hereinafter defined). The total amount of the Tenant Third Amendment Premises Allowance that may be applied towards soft costs for architectural and engineering fees and for telecommunications and AV wiring shall not exceed an amount equal to the product of (x) $4.00 and (y) the Rentable Floor Area of the Third Additional Premises (the “Soft Costs Cap”). Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Third Additional Premises Allowance for any purposes other than as provided in this Section 1.3, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, the Tenant Third Additional Premises Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Tenant Third Additional Premises Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that such cost of Tenant’s Third Additional Premises Work is less than the Tenant Third Additional Premises Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease.

Exhibit 10.1

EXHIBIT B-2

Tenant Plan and Working Drawing Requirements

1.	Floor plan indicating location of partitions and doors (details required of partition and door types).

2.	Location of standard electrical convenience outlets and telephone outlets.

3.	Location and details of special electrical outlets; (e.g. Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.	Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.

7.	Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.

8.	Locations and details of all plumbing fixtures; sinks, drinking fountains, etc.

9.	Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.

10.	Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.

11.	Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

12.
Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

13.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

14.	Location of any special soundproofing requirements.

15.	All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

Exhibit 10.1

16.	Drawing submittal shall include the appropriate quantity required for Landlord to file for permit along with four half size sets and one full size set for Landlord’s review and use.

17.	Provide all other information necessary to obtain all permits and approvals for Tenant’s Third Additional Premises Work.

18.
Upon completion of the Tenant’s Third Additional Premises Work, Tenant shall provide Landlord with two hard copies and one CAD file of all updated architectural and mechanical drawings to reflect all project sketches and changes.